SCHEDULE 14C

(Rule 14c-101)

Information Required in Information Statement

Schedule 14C Information

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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Ohio National Fund, Inc.

(Name of Registrant as Specified In Its Charter)

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Ohio National Fund, Inc.	One Financial Way Cincinnati, Ohio 45242 Post Office Box 237 Cincinnati, Ohio 45201-0237

December 2015

Dear Variable Contract or Policy Owner:

As a variable contract or policy owner with contract or policy values allocated to Ohio National Fund’s Capital Growth Portfolio (the “Portfolio”), you are receiving this Information Statement relating to recent changes approved by the Board of Directors (the “Board”).

On August 13, 2015, the Board approved the following: (i) a change in sub-adviser and a new sub-advisory agreement between Ohio National Investments, Inc. and ClearBridge, LLC appointing ClearBridge, LLC as the new sub-adviser for the Capital Growth Portfolio; (ii) changing the investment principal investment strategies of the Capital Growth Portfolio; and (iii) changing the name of the Capital Growth Portfolio to ClearBridge Small Cap Portfolio. These changes became effective on September 25, 2015.

This statement is being sent for your information only and you are not required to take any action.

As always, we thank you for your confidence and support.

Sincerely,

Christopher A. Carlson

President

INFORMATION STATEMENT

OHIO NATIONAL FUND, INC.

(the “Fund”)

One Financial Way

Montgomery, Ohio 45242

ClearBridge Small Cap Portfolio

(formerly known as Capital Growth Portfolio)

This statement provides information concerning ClearBridge Small Cap Portfolio. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This document is for informational purposes only and you are not required to take any action.

This Information Statement is being distributed in connection with the following changes approved by the Board of Directors (the “Board”) of Ohio National Fund, Inc. (the “Fund”) on August 13, 2015: a sub-advisory agreement between Ohio National Investments, Inc. (the “Adviser”) and ClearBridge, LLC (“ClearBridge”) appointing ClearBridge as the new sub-adviser for the Capital Growth Portfolio (the “Portfolio”), changes to the principal investment strategies, and a change in the Portfolio’s name to ClearBridge Small Cap Portfolio.

Pursuant to an Exemptive Order received by the Fund from the Securities and Exchange Commission (“SEC”), Ohio National Investment, Inc. may change sub-advisers or hire new sub-advisers for the Fund’s portfolios without obtaining shareholder approval if the sub-advisers are not affiliates of the Adviser. On April 30, 2002, shareholders of the Fund generally authorized the Adviser to enter into sub-advisory agreements pursuant to the Exemptive Order. As a condition of such order, the Adviser must furnish shareholders of the affected portfolio with certain information about new advisory and sub-advisory agreements. This Information Statement is intended to comply with that condition. The Information Statement is first being sent on or about December , 2015 to shareholders of the Portfolio. This Information Statement is being sent to shareholders of the ClearBridge Small Cap Portfolio (formerly, Capital Growth Portfolio) existing as of the close of business on September 25, 2015.

I.         Background

At a meeting held on August 13, 2015, the Board, including all directors who are not “interested persons” (“Independent Directors”) within the meaning of that term under the Investment Company Act of 1940 (the “Act”), after determining that Eagle had failed to perform up to the Adviser’s expectations, terminated the agreement between the Adviser and Eagle Asset Management, Inc. (“Eagle”) for the management of the Portfolio (the “Prior Agreement”), effective September 25, 2015. At the same meeting, the Board, including all Independent Directors, approved a new sub-advisory agreement for the management of the Portfolio between the Adviser and ClearBridge (the “New Agreement”) to be effective as of September 25, 2015. ClearBridge’s appointment as sub-adviser was made in accordance with the SEC Exemptive Order referenced above and did not require shareholder approval.

In conjunction with the change in sub-adviser, the Board considered and approved a name change from Capital Growth Portfolio to ClearBridge Small Cap Portfolio. The Board also considered and approved new principal investment strategies for the Portfolio to invest (i) at least 80% of its net assets plus borrowings for investment purposes, if any, in common stocks and other equity securities of small capitalization companies or in other investments that the portfolio managers believe have similar economic characteristics and (ii) up to 20% of its net assets in equity securities of companies with larger market capitalizations.

II.        Advisory Agreement

The Adviser serves as investment adviser to the Portfolio pursuant to an amended and restated Advisory Agreement between the Adviser and the Fund, dated August 14, 2006 (the “Advisory Agreement”). The Advisory Agreement allows the Adviser to delegate its investment management services with respect to the Portfolio to a sub-adviser. The Board last approved the renewal of the Advisory Agreement at a meeting held on November 19, 2015. The Advisory Agreement was approved by the shareholders on August 11, 2006.

The Adviser agreed to reduce the advisory fee rate paid by the Portfolio’s shareholders in connection with the change in sub-adviser from 90 basis points to 85 basis points for the first $100 million in assets for the Portfolio, and the Advisory Agreement was amended to incorporate the fee reduction. As compensation for its services to the Portfolio, the Adviser receives monthly fees from the Portfolio at the following annual rates (on the basis of the Portfolio’s average daily net assets during the month for which the fees are paid) under the Advisory Agreement as amended (the “New Advisory Fee”), as opposed to the annual rates under the Advisory Agreement prior to the amendment (the “Prior Advisory Fee”):

New Advisory Fee*	Prior Advisory Fee*
0.85% of first $200 million	0.90% of first $100 million
0.80% of next $300 million	0.85% of next $100 million
0.75% of next $500 million	0.80% of next $300 million
0.75% over $500 million

            *Of the average daily net assets of the Portfolio

For the fiscal year ended December 31, 2014, the Adviser received $693,475 in advisory fees for management of the Portfolio, which was 0.90% of the Portfolio’s average daily net assets. If the New Advisory Fee had been in effect for the year ended December 31, 2014, the Adviser would have received $654,949 in advisory fees for management of the Portfolio, which amounts to a reduction in advisory fees of approximately 5.56%.

III.            New Sub-Advisory Agreement

The following is a brief summary of the material terms of the Sub-Advisory Agreement, which is attached as Appendix A. You should read Appendix A for a complete understanding of the Sub-Advisory Agreement.

The Sub-Advisory Agreement provides that ClearBridge will, among other things:

(1)	provide investment advice and recommendations to the Portfolio with respect to the Portfolio’s investments consistent with the Portfolio’s investment policies and restrictions;

(2)	arrange for the purchase and sale of the Portfolio’s securities;

(3)	provide, at its expense, all necessary investment and management facilities; and

(4)	provide periodic reports regarding the investment activity and composition of the Portfolio.

The terms of the New Agreement are the same in all material respects as the prior agreement with Eagle, with the exception of sub-advisory fees. The New Agreement with ClearBridge includes a reduction in the sub-advisory fee payable by the Adviser on the first $100 million in assets for the Portfolio from 59 basis points to 55 basis points. These fees are paid from the Adviser’s assets and do not affect the Portfolio’s expenses. The fees payable

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by the Adviser for sub-advisory services for the Portfolio under the New Agreement and Prior Agreement are different, as shown in the table below:

New Sub-Advisory Fee* (ClearBridge)	Prior Sub-Advisory Fee* (Eagle)
0.55% of first $200 million	0.59% of first $100 million
0.50% over $200 million	0.55% of next $100 million
0.50% over $200 million

*Of the average daily net assets of the Portfolio

For the fiscal year ended December 31, 2014, the Adviser paid $44,993 in sub-advisory fees, which was 0.59% of the Portfolio’s average daily net assets. If the New Sub-Advisory fee had been in effect for the year ended December 31, 2014, the Adviser would have paid $41,943 in sub-advisory fees, which amounts to a reduction in sub-advisory fees of approximately 6.78%.

IV. Information About the Sub-Adviser

ClearBridge is a Maryland limited liability company located at 100 International Drive, Baltimore, Maryland 21202. ClearBridge is a subsidiary of Legg Mason, Inc. (NYSE:LM). ClearBridge has integrated its business with its affiliate, ClearBridge Investments, LLC; together they operate under the ClearBridge Investments brand. As of September 30, 2015, ClearBridge Investments has total assets under management of $103.9 Billion, of which $4.9 Billion in assets are contracted with ClearBridge. With a legacy dating back over 50 years, ClearBridge Investments is a leading global investment management firm.

ClearBridge acts as investment adviser to the fund listed in the table below, which has similar investment objectives to that of the Portfolio. ClearBridge has not waived or reduced its compensation for the fund shown in the table for the year ended September 30, 2015.

Fund	Net Assets as of September 30, 2015 (Millions)	Annual Fee Rate as a Percentage of Average Annual Assets
ClearBridge Small Cap Fund (f/k/a ClearBridge Special Investment Trust)	$581.0	0.70% on first $1 billion 0.68% on next $1 billion 0.65% on next $3 billion 0.62% on next $5 billion 0.59% thereafter

In connection with the fund listed in the table above, ClearBridge provides other services in addition to making day-to-day decisions for the fund, including participating in corporate governance, designing policies and procedures, designing and participating in the maintenance of the company’s compliance program, participating in the preparation of shareholder communications, and interacting with other service providers to the company.

The advisory fees negotiated with ClearBridge are a function of the size of the mandate, the applicable benchmark, investment guidelines and the level of servicing required. ClearBridge believes the current fee rates for ClearBridge as sub-adviser for the Portfolio are appropriate based on these factors and in light of the quality of the services provided.

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The following are the names and principal occupations of the principal executive officers and directors of ClearBridge, LLC. The address of Jeffery A. Nattans and Peter H. Nachtwey is 100 International Drive, Baltimore, MD 21202 and the remaining individuals are located at 620 8th Avenue, New York, NY 10018.

Name	Principal Occupation*
Jeffrey A. Nattans	Manager of ClearBridge
Peter H. Nachtwey	Manager of ClearBridge; Chief Financial Officer of Legg Mason
Terrence J. Murphy	Chief Executive Officer, President, Chief Operating Officer and Manager of ClearBridge
Scott K. Glasser	Co-Chief Investment Officer of ClearBridge
Cynthia K. List	Chief Financial Officer of ClearBridge
Harry D. Cohen	Co-Chief Investment Officer of ClearBridge
Barbara Brooke Manning	General Counsel and Chief Compliance Officer of ClearBridge

*None of the principal executive officers and directors of ClearBridge listed above has other principal employment other than his or her respective positions with ClearBridge and its affiliates.

V.        Board Approval of the Sub-Advisory Agreement

At a meeting held on August 13, 2015, the Board of Directors, including all Independent Directors, (collectively, the “Directors”) met for the specific purpose of considering the approval of a sub-advisory agreement for the Capital Growth Portfolio with a new sub-adviser. A representative of the Adviser reminded the Directors that at the May 21, 2015 meeting they had met with representatives of two potential sub-advisers that the Adviser had invited to the meeting to discuss their proposed strategies for the Portfolio, and that based on their consideration of the two potential sub-advisers and the Adviser’s recommendation, the Directors had determined that ClearBridge should be the proposed replacement.

The representative then reminded the Directors that at the May 21, 2015 meeting they had reviewed materials provided by ClearBridge with a Managing Director and Portfolio Manager of ClearBridge, who had discussed background information regarding the firm and its investment team for its small cap strategy, as well as the firm’s investment philosophy, portfolio construction process and approach to risk management.

The representative of the Adviser then pointed out that a copy of the proposed sub-advisory agreement was included in the Board materials, noting that it was in substantially the same form as recently used by the Fund for a different sub-adviser and that it included a reduction in the sub-advisory fee from 59 basis points to 55 basis points for the first $100 million in assets for the Portfolio. He also pointed out that the Adviser had agreed to reduce its advisory fee for the first $100 million in assets from 90 basis points to 85 basis points. It was the consensus of the Directors to agree to these fee reductions.

The representative of the Adviser then reviewed with the Directors the materials provided for purposes of their consideration of the sub-advisory agreement. He reviewed the performance for various periods ended June 30, 2015 of ClearBridge’s Small Cap composite (the “ClearBridge Composite”), which he pointed out was calculated without deduction for fees (i.e. “gross of fees”), in comparison with a peer group of funds in the U.S. Insurance Fund Small Cap Blend Morningstar category (the “Morningstar Peer Group”) and the Russell 2000 Index (the “Benchmark Index”). The Directors noted that, after deducting the anticipated net expense ratio for the Portfolio (the current actual net expense ratio, less the 5 basis point reduction of the advisory fee), the ClearBridge

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Composite outperformed the Morningstar Peer Group for the 1-, 3- and 5- year periods and outperformed the Benchmark Index for the 3- year period, while it underperformed the Morningstar Peer Group for the year-to-date period and underperformed the Benchmark Index for the year-to-date, 1- and 5- year periods.

The Directors also noted that the Portfolio’s anticipated net expense ratio was less than the average expense ratio for the Morningstar Peer Group, and that the sub-advisory fee was within the range of sub-advisory fees for the Morningstar Peer Group and less than the fees charged by ClearBridge to its proprietary fund and separately managed accounts with similar objectives and strategies, Overall, the Directors concluded that the proposed sub-advisory fee was reasonable. The Directors also reviewed ClearBridge’s estimated profit margin and determined that it was not excessive.

As part of the approval process, the Directors considered that, since ClearBridge is already a sub-adviser to another portfolio of the Fund, the Board had previously reviewed and approved ClearBridge’s code of ethics and compliance policies and procedures, including any changes thereto. The Directors also noted their satisfaction with the nature and quality of the services ClearBridge provides to the other portfolio.

After discussion, the Directors indicated that they were very impressed by the performance and presentation of ClearBridge, noting in particular the performance of the ClearBridge Composite (after deducting the anticipated net expense ratio for the Portfolio) relative to its Morningstar Peer Group. In unanimously determining to approve the proposed new sub-advisory agreement, the Directors concluded that the terms of the agreement were fair and reasonable and that approval was in the best interests of the Portfolio and its shareholders.

VI.        Other Information

The Adviser, Administrator and Underwriter. The Adviser serves as investment adviser for the Fund and all of its portfolios and for The Dow® Target Variable Fund LLC and all of its portfolios. The Adviser is wholly-owned by The Ohio National Life Insurance Company (“ONLIC”), which serves as the principal administrator for the Fund. Ohio National Equities, Inc. (“ONEQ”), which is a wholly-owned subsidiary of ONLIC, is the Fund’s underwriter. The Adviser, ONLIC and ONEQ are located at One Financial Way, Montgomery, Ohio 45242.

Annual and Semi-Annual Reports. The Fund has previously sent its most recent Annual Report and Semi-Annual Report to its shareholders. Copies of them are available, without charge, by writing to the Fund at One Financial Way, Montgomery, Ohio 45242 or by calling 1-877-665-6642.

Outstanding Shares. The Portfolio has one class of shares, 100% of which is owned of record by ONLIC, Ohio National Life Assurance Corporation (“ONLAC”) (together with ONLIC called “Ohio National”) and National Security Life and Annuity Company (“National Security”). The address of Ohio National and National Security is One Financial Way, Montgomery, Ohio 45242. As of September 30, 2015, there were 2,331,713 shares issued and outstanding. ONLIC owned 95.10% of these shares; ONLAC owned 2.67% and NSLAC owned 2.22%. These shares were allocated to Ohio National and National Security’s separate accounts as follows:

Separate Account	Shares	Percent of Class
Ohio National Variable Account A	2,070,888	88.81%
Ohio National Variable Account B	376	0.02%
Ohio National Variable Account C	139,765	5.99%
Ohio National Variable Account D	6,469	0.28%
Ohio National Variable Account R	62,354	2.67%
National Security Variable Account N	51,862	2.22%

None of the Directors or executive officers of the Fund directly owns shares of the Fund. Only one director, John J. Palmer, owns variable contracts that entitle him to give voting instructions to the Fund. As of September 30, 2015, the Directors and executive officers as a group owned variable contracts that entitled them to give voting instructions with respect to less than 1% of the outstanding shares of the Portfolio.

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Appendix A

SUB-ADVISORY AGREEMENT

This Agreement is made as of September 25, 2015, by and between Ohio National Investments, Inc., an Ohio corporation (the “Adviser”), and ClearBridge, LLC, a Maryland limited liability company (the “Sub-Adviser”).

WHEREAS, Ohio National Fund, Inc. (the “Fund”), is a Maryland corporation that is registered under the Investment Company Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “1940 Act”); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “Advisers Act”); and

WHEREAS, the Adviser has been appointed as investment adviser to the Fund in accordance with the 1940 Act and the Advisers Act; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services; and

WHEREAS, the Fund has authorized the Adviser to appoint the Sub-Adviser, subject to the requirements of the 1940 Act and the Advisers Act, as the sub-adviser with respect to those portions of the assets of the Fund designated as the ClearBridge Small Cap Portfolio of the Fund on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

SECTION 1.    Investment Advisory Services

(a)    The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary basis the cash, securities and other assets of the ClearBridge Small Cap Portfolio that the Adviser shall from time to time place under the supervision of the Sub-Adviser (such cash, securities and other assets initially and as same shall thereafter be increased or decreased by the investment performance thereof and by additions thereto and withdrawals therefrom by the Adviser shall hereinafter be referred to as the “Portfolio”).

(b)    All activities by the Sub-Adviser on behalf of the Adviser and the Portfolio shall be in accordance with the investment objectives, policies and restrictions set forth in the 1940 Act and in the Fund’s prospectus and statement of additional information, as amended from time to time (together, the “Prospectus”) and as interpreted from time to time by the Board of Directors of the Fund and by the Adviser (as communicated to the Sub-Adviser in writing by the Fund or the Adviser). All activities of the Sub-Adviser on behalf of the Adviser and the Portfolio shall also be subject to the due diligence oversight and direction of the Adviser.

(c)    Subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility to select members of securities exchanges, brokers, dealers and futures commission merchants for the execution of transactions of the Portfolio and, when applicable, shall negotiate commissions in connection therewith. All such selections shall be made in accordance with the Fund’s policies and restrictions regarding brokerage allocation set forth in the Prospectus and Statement of Additional Information.

(d)	In carrying out its obligations to manage the investments and reinvestments of the Portfolio, the Sub-Adviser shall:

(1)	obtain and evaluate pertinent economic, statistical, financial and other information affecting sectors and industries and the individual companies included in the Portfolio or under consideration for inclusion therein;

(2)	formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and restrictions for the Portfolio as set forth in the Prospectus;

(3)	take such steps as are necessary to implement the aforementioned investment program by placing orders for the purchase and sale of securities; and

(4)	coordinate with the Adviser to assure compliance with the Prospectus, qualification of the Portfolio as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and compliance with the diversification requirements of Section 817(h) of the Code.

(e)    In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser and the Portfolio’s custodian on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio’s custodian.

(f)    In connection with the placement of orders for the execution of the Portfolio’s securities transactions, the Sub-Adviser shall create and maintain all necessary records of the Portfolio as are required of an investment adviser of a registered investment company including, but not limited to, records required by the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, any other regulatory authority having jurisdiction, the Fund, the Adviser or any person retained by the Fund or the Adviser. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(g)    The Sub-Adviser shall render such reports to the Adviser and/or to the Board of Directors of the Fund concerning the investment activity and composition of the Portfolio as a whole, in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(h)    In acting under this Agreement, the Sub-Adviser shall be an independent contractor and not an agent of the Adviser, or the Fund.

SECTION 2.    Expenses

(a)    The Sub-Adviser shall assume and pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as the Sub-Adviser may require in the performance of its duties under this Agreement.

(b)    The Fund shall bear all expenses of the Portfolio’s organization and registration, and the Fund and Adviser shall bear all of their respective expenses of their operations and businesses not expressly assumed or agreed to be paid by the Sub-Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay any fees due to the Adviser, all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of transactions with shareholders of the Portfolio, expenses of offering interests in the Portfolio for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders of the Fund, and all other costs incident to the Portfolio’s existence.

SECTION 3.    Use of Services of Others

The Sub-Adviser may (at its expense except as set forth in Section 2 hereof) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-Adviser with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of the Sub-Adviser’s obligations hereunder or otherwise helpful to the Fund and the Portfolio.

SECTION 4.    Sub-Advisory Fees

In consideration of the Sub-Adviser’s services to the Fund hereunder, the Sub-Adviser shall be entitled to sub-advisory fees, payable monthly, at the annual rate 0.55% of the first two hundred million dollars ($200 million) of the average daily net assets of the Portfolio, and 0.50% of the average daily net assets of the Portfolio in excess of two hundred million dollars ($200 million) (the “Sub-Advisory Fees”). The Sub-Advisory Fees shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fees accruals shall be paid monthly to the Sub-Adviser on or before the fifth business day of the next succeeding month. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Portfolio as of the close of business each day. The Sub-Advisory Fees shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fees.

SECTION 5.     Limitation of Liability of Sub-Adviser

(a)    The Sub-Adviser shall be liable for losses resulting from its own acts or omissions caused by the Sub-Adviser’s willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its duties under this Agreement, and nothing herein shall protect the Sub-Adviser against any such liability to the shareholders of the Fund or to the Adviser. Except as provided in the previous sentence, the Sub-Adviser shall not be liable to the Fund or to any shareholder of the Fund or to the Adviser for any claim or loss arising out of any investment or other act or omission in the performance of the Sub-Adviser’s duties under this Agreement, or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund’s assets maintained with custodians or securities depositories in foreign countries, or from any political acts of any foreign governments to which such assets might be exposed, or for any tax of any kind (other than taxes on the Sub-Adviser’s income), including without limitation any statutory, governmental, state, provincial, regional, local or municipal imposition, duty, contribution or levy imposed by any government or governmental agency upon or with respect to such assets or income earned with respect thereto (collectively “Taxation”). Notwithstanding the foregoing sentence and the provisions of Section 5(b), the Sub-Adviser shall be liable for taxes or tax penalties incurred by the Fund, or by any legal or beneficial owner of the Fund’s shares, for any failure of the Portfolio to qualify as a regulated investment company under Subchapter M, or to meet the diversification requirements of Section 817(h), of the Internal Revenue Code of 1986, as amended, to the extent resulting from the Sub-Adviser’s management of the Portfolio.

(b)    In the event the Sub-Adviser is assessed any Taxation in respect of the assets, income or activities of the Portfolio, the Adviser and the Fund jointly will indemnify the Sub-Adviser for all such amounts wherever imposed, together with all penalties, charges, costs and interest relating thereto and all expenditures, including reasonable attorney’s fees, incurred by the Sub-Adviser in connection with the defense or settlement of any such assessment. The Sub-Adviser shall undertake and control the defense or settlement of any such assessment, including the selection of counsel or other professional advisers, provided that the selection of such counsel and advisers and the settlement of any assessment shall be subject to the approval of the Adviser and the Fund, which approvals shall not be unreasonably withheld. The Adviser and the Fund shall have the right to retain separate counsel and assume the defense or settlement on behalf of the Adviser and the Fund, as the case may be, of any such assessment if representation of the Adviser and the Fund by counsel selected by the Sub-Adviser would be inappropriate due to actual or potential conflicts of interest.

SECTION 6.    Services to Other Clients and the Fund

(a)    Subject to compliance with the 1940 Act, nothing contained in this Agreement shall be deemed to prohibit the Sub-Adviser or any of its affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. The Adviser and the Fund understand that the Sub-Adviser may act as investment manager or in other capacities on behalf of other customers including entities registered under the 1940 Act.

(b)    While information, recommendations and actions which the Sub-Adviser supplies to and does on behalf of the Portfolio shall in the Sub-Adviser’s judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, as set forth in the Prospectus delivered to the Sub-Adviser from time to time, it is understood and agreed that they may be different from the information, recommendations and actions the Sub-Adviser or its affiliated persons supply to or do on behalf of other clients. The Sub-Adviser and its affiliated persons shall supply information, recommendations and any other services to the Portfolio and to any other client in an impartial and fair manner in order to seek good results for all clients involved. As used herein, the term “affiliated person” shall have the meaning assigned to it in the 1940 Act.

(c)    On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Sub-Adviser may, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(d)    The Sub-Adviser agrees to use the same skill and care in providing services to the Fund as it uses in providing services to other similar accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable rules and regulations of the Securities and Exchange Commission.

SECTION 7.    Reports to the Sub-Adviser

The Adviser shall furnish to the Sub-Adviser the Prospectus, proxy statements, reports and other information relating to the business and affairs of the Fund as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge the Sub-Adviser’s duties under this Agreement.

SECTION 8.    Proxies

The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser’s policies for proxy voting. The Adviser agrees it shall provide the Sub-Adviser a copy of the Adviser’s policies upon written request.

SECTION 9.    Term of Agreement

Provided that this Agreement shall have first been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast in person at a meeting called for the purpose of voting such approval, then this Agreement shall be effective on the date hereof for an initial term of two (2) years. This Agreement shall thereafter continue in effect from year to year, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 10.    Termination of Agreement; Assignment

(a)    This Agreement may be terminated by the Adviser or the Sub-Adviser without the payment of any penalty, upon 90 days’ prior notice in writing to the other party and to the Fund, or upon 60 days’ written notice by the Fund to the two parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio. In addition, this Agreement shall terminate upon the later of (1) the termination of the Adviser’s agreement to provide investment advisory services to the Portfolio or (2) notice to the Sub-Adviser that the Adviser’s agreement to provide investment advisory services to the Portfolio has terminated.

(b)	This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(c)    Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

SECTION 11.    Notices

(a)    The Sub-Adviser agrees to promptly notify the Adviser of the occurrence of any of the following events: (1) any change in the Portfolio’s portfolio manager; (2) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) the Sub-Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; or (4) any proposed change in control of the Sub-Adviser.

(b)    Any notice given hereunder shall be in writing and may be served by being sent by telex, facsimile or other electronic transmission or sent by registered mail or by courier to the address set forth below for the party for which it is intended. A notice served by mail shall be deemed to have been served seven days after mailing and in the case of telex, facsimile or other electronic transmission twelve hours after dispatch thereof. Addresses for notice may be changed by written notice to the other party.

If to the Adviser:

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

Fax No. (513) 794-4507

With a copy to:

Christopher A. Carlson, President

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

If to the Sub-Adviser:

Terrence J. Murphy, CEO

ClearBridge, LLC

620 8th Avenue, 48th FL

New York, NY 10018

With a copy to:

Barbara Brooke Manning, Esq.

ClearBridge, LLC

620 8th Avenue, 47th FL

New York, NY 10018

SECTION 12.    Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of Ohio without reference to the choice of law provisions thereof.

SECTION 13.    Applicable Provisions of Law

The Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

SECTION 14.    Counterparts

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Ohio National Investments, Inc.

By:	/s/ Christopher A. Carlson
Christopher A. Carlson, President

ClearBridge, LLC

By:	/s/ Terrence J. Murphy
Terrence J. Murphy, CEO

Accepted and Agreed:

Ohio National Fund, Inc.

By:	/s/ Christopher A. Carlson
Christopher A. Carlson, President

Sub Advisory ClearBridge Small Cap

Exhibit A

Fee Schedule

Ohio National Fund, Inc.

The schedule below defines the Sub-Advisory fees to be paid to the Sub-Adviser.

1.	Sub-Advisory Fee will be calculated monthly in arrears for each calendar month and payable by electronic method in USD within the 5th business day following the end of each month.

2.	Sub-Advisory Fee will be calculated and paid by the Adviser and the Sub-Adviser will not be required to send an invoice to the Adviser.

3.	Annual Sub-Advisory Fee Rate:

Daily Account Valuation	Annual Sub-Advisory Fee Rate
First USD 200 million	55 bps, (0.55%)
Balance above USD 200 million	50 bps, (0.50%)

4.	Sub-Advisory Fee will be rounded to the nearest USD.

5.	Sub-Advisory Fee will be prorated as appropriate for the initial calendar month and upon termination.

6.	Monthly Sub-Advisory Fee will be the sum of the daily fee, which will be computed using the formula: Daily Account Valuation * Annual Sub-Advisory Fee Rate * ( 1 / the number of days in the year).

7.	All fees are stated exclusive of any value added or similar taxes which, if chargeable, shall be payable by the Adviser.